UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): December 16, 2008

TAUBMAN CENTERS, INC.
(Exact Name of Registrant as Specified in its Charter)

Michigan
(State or Other Jurisdiction of Incorporation)

1-11530	38-2033632
(Commission File Number)	(I.R.S. Employer Identification No.)

200 East Long Lake Road, Suite 300, Bloomfield Hills, Michigan	48304-2324
(Address of Principal Executive Office)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (248) 258-6800

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under theExchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under theExchange Act (17 CFR 240.13e-4(c))

Item 2.06.                                MATERIAL IMPAIRMENTS.

In May 2008, Taubman Centers, Inc. (the “Company”) announced that it had entered into agreements to jointly develop University Town Center, a regional mall in Sarasota, Florida.  Under the agreements, the Company would own a nonontrolling 25% interest in the project.  Due to the current economic and retail environment the project has been put on hold.  Although the Company remains interested in completing this project, it does not know if or when it will acquire an interest in the land and move forward with the project.  Due to this uncertainty, the Company has concluded as of December 16, 2008, that it will recognize in the fourth quarter of 2008 a charge to income of approximately $8.5 million to $9.5 million.  Of this amount, approximately $1.5 million to $2.5 million remains to be funded by the Company.  The charge to income represents the Company’s estimated share of total capitalized project costs.  The Company expects to expense any additional costs related to the monitoring of the project until a definitive agreement is reached by the parties on going forward with the project.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2008	TAUBMAN CENTERS, INC.

By: /s/ Lisa A. Payne
Lisa A. Payne
Vice Chairman and Chief Financial Officer